UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 21, 2005

TEKTRONIX, INC.

(Exact name of registrant as specified in its charter)

OREGON (State or other jurisdiction of incorporation)	1-04837 (Commission File Number)	93-0343990 (I.R.S. Employer Identification No.)

14200 SW Karl Braun Drive
Beaverton, Oregon	97077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 627-7111

No Change
(Former name or former address, if changed since last report.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 21, 2005 the Organization and Compensation Committee of the Board of Directors (the “Committee”) of the Company established annual Company performance objectives under the Company’s Annual Performance Incentive Plan, the Company’s annual cash incentive compensation plan for executive officers. The Company’s performance objectives under the plan for the fiscal year ending May 27, 2006 are specified levels of net sales and operating income before income taxes (excluding nonrecurring items at the discretion of the Committee). Sixty percent of the participant’s award is based on net sales and forty percent of the award is based on operating income before income taxes. The Committee sets a threshold and a target level for each measure of Company performance, which will determine the cash amount payable under the plan to an executive officer. If Company performance on a measure is below the threshold level, no incentive payment will be made for that measure. The Committee assigned each executive officer a percentage of base pay (targeted amount) used to calculate benefits under the plan, which were 100% of base pay for the chief executive officer and ranged from 50% to 65% of base pay for the other executive officers. Under the plan, an executive officer can receive from 0% to 200% of the applicable targeted amount, depending on the Company’s actual net sales and operating income before income taxes compared to the target levels.

The Committee also authorized individual bonus incentives for two executive officers, Richard D. McBee, Senior Vice President, Communications Business Unit, and Craig L. Overhage, Senior Vice President, Instruments Business Unit. Each executive will receive a bonus of up to $100,000 each year for fiscal years ending May 27, 2006, and May 26, 2007, upon attainment of performance objectives to be established by the Committee. For Mr. McBee, the performance objectives will include attaining specified sales and income levels, completing certain organizational development projects, and achieving specified customer focused goals. For Mr. Overhage, the performance objectives will include meeting specified product development milestones, attaining specified sales levels in new product categories, and achieving market share objectives. The Committee may modify, in its sole discretion, the performance objectives, and will have sole and exclusive authority to determine whether the performance objectives have been met.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2005

TEKTRONIX, INC.
By:	/s/ JAMES F. DALTON
James F. Dalton
Senior Vice President, General Counsel, and Secretary